Exhibit 10.4

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 20, 2015, is entered into by and among Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), and each of the shareholders of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”) identified on the applicable signature page hereto (each a “Shareholder” and collectively the “Shareholders”). Capitalized terms used but not defined herein have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), by and among GLPI, Gold Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of GLPI (“Merger Sub”), and Pinnacle.

RECITALS

WHEREAS, as of the date hereof, the Shareholders collectively are the record and beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 10,500,825 shares of common stock with par value $0.01 of GLPI (the “Shares”) (all such Shares which are outstanding as of the date hereof and which may hereafter be acquired, whether by purchase, transfer, assignment, gift, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or otherwise, but excluding any Shares sold or transferred on or after the date hereof in compliance with Section 1.3(b), being referred to herein as the “Subject Shares”), which shares represent approximately 9.2% of the outstanding voting power in GLPI;

WHEREAS, concurrently with the execution and delivery of this Agreement, GLPI, Merger Sub and Pinnacle are entering into the Merger Agreement, a copy of which has been made available to each Shareholder, which provides for, among other things, the merger of Pinnacle with and into Merger Sub with Merger Sub surviving such merger (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as a condition to Pinnacle’s willingness to enter into the Merger Agreement, Pinnacle has required that each Shareholder, and in order to induce Pinnacle to enter into the Merger Agreement, each Shareholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF THE SHAREHOLDERS

1.1 Voting of Subject Shares. Each Shareholder irrevocably and unconditionally agrees that, from the date hereof until the earlier of (i) the time that the Parent Shareholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 4.2, it shall at any meeting at which the approval of the Share Issuance (as defined in the Merger Agreement) is to be voted upon (whether annual or special and whether or not an adjourned or postponed meeting) (each, a “GLPI Shareholders Meeting”):

(a) be present, in person or represented by proxy, or otherwise cause its Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Law);

(b) vote (or cause to be voted) with respect to all of its Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote: (i) in favor of (1) approving the issuance of GLPI common stock to the stockholders of Pinnacle as Merger Consideration pursuant to the terms and conditions of the Merger Agreement, (2) without limitation of the preceding clause (1), the approval of any proposal to adjourn or postpone the GLPI Shareholders Meeting to a later date in order to solicit additional proxies in favor of the issuance of GLPI common stock if there are not sufficient votes for adoption of a resolution on issuance of GLPI common stock to the stockholders of Pinnacle as Merger Consideration pursuant to the terms and conditions of the Merger Agreement on the date on which the GLPI Shareholders Meeting is held and (3) any other matter that would be reasonably expected to be in furtherance thereof submitted for a vote of GLPI’s shareholders and (ii) against any action that would reasonably be expected to prevent, impede, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

1.2 Certain Covenants of the Shareholders.

(a) Each Shareholder hereby covenants and agrees as follows: Such Shareholder has not, except for this Agreement, (a) entered into, and shall not enter into any voting agreement or voting trust with respect to its Subject Shares with respect to any of the matters described in Section 1.1(b) (the “Section 1.1(b) Matters”), (b) granted, and shall not grant a proxy, consent or power of attorney with respect to its Subject Shares with respect to any of the Section 1.1(b) Matters, or (c) taken, and shall not take any action that would make any representation or warranty of the Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholders from performing any of their obligations under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, except as specifically set forth in this Agreement, each Shareholder will continue to hold and shall have the right to exercise all voting rights related to such Shareholder’s Subject Shares.

1.3 No Transfer of or Encumbrances on Subject Shares.

(a) Except as provided hereunder to a Permitted Transferee pursuant to Section 1.3(b) hereof, from the date hereof until the earlier of (i) the time that the Parent Shareholder Approval has been obtained, (ii) termination of this Agreement in accordance with Section 4.2, and (iii) November 1, 2015, each Shareholder shall not (and such Shareholder shall not permit any person (as such term is defined in the Merger Agreement) under its control to), directly or indirectly, (i) sell (including short sell), assign, transfer (including by operation of Law), tender, pledge, encumber, grant a participation interest in, hypothecate, dividend, distribute or otherwise dispose of (whether by actual disposition or derivative transaction) any of its Subject Shares (or any right, title or interest thereto or therein) or reduce the record or beneficial ownership of or interest in any of its Subject Shares (each, a “Transfer”); (ii) permit any Lien to be created on any of its Subject Shares; or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses of this Section 1.3(a). Any Transfer in violation of this Section 1.3(a) shall be void ab initio. Without limiting the foregoing, each Shareholder shall not take any other action that would reasonably be expected to restrict, limit or interfere in any material respect with the performance of the Shareholders’ obligations hereunder.

(b) Any Shareholder that Transfers any Subject Shares (i) to a Permitted Transferee of such Shareholder or (ii) to any Affiliate other than pursuant to a pro rata distribution to any limited partners of such Shareholder or any similar transaction (a “Affiliate Transferee”) on or after November 1, 2015 but prior to the earlier of (x) the time that the Parent Shareholder Approval has been obtained, and (y) termination of this Agreement in accordance with Section 4.2, shall cause each such Permitted Transferee or, in the case of clause (ii) above, Affiliate Transferee to execute a signature page to this Agreement, including comparable contact information as is provided on the signature pages of the Shareholders executing this Agreement on the date hereof, pursuant to which such Permitted Transferee or Affiliate Transferee, as applicable, agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Subject Shares. Permitted Transferee means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any trust, the trustees of which include only the persons named in clauses (A) or (B) and the beneficiaries of which include only the persons named in clauses (A) or (B), (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clauses (A) or (B), (E) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, (F) to any person by will, for bona fide estate or tax planning purposes, for charitable purposes or as charitable gifts or donations, (G) any Affiliate of such Shareholder, or (H) any other person or entity, subject to such transferee executing a signature page to this Agreement, including comparable contact information as is provided on the signature pages of the Shareholders executing this Agreement on the date hereof, pursuant to which such transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Subject Shares. Transfers of Subject Shares to Permitted Transferees or Affiliate Transferees made pursuant to this Section 1.3(b) shall not be a breach of this Agreement.

1.4 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

1.5 Disclosure of Information. Each Shareholder hereby (a) consents to and authorizes the publication and disclosure by GLPI or Pinnacle of such person’s identity and record or beneficial ownership of Subject Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, to the extent it is required to be disclosed by applicable Law in any press release, proxy statement, information statement, registration statement or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement; and (b) agrees promptly to provide GLPI and Pinnacle with any information that in the reasonable determination of GLPI or Pinnacle is required for inclusion in any such disclosure documents (provided that the foregoing shall not require such Shareholder to disclose (i) any information, that in its reasonable judgment, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties; or (ii) any information that would, in its reasonable judgment, waive the protection of attorney-client privilege if the Shareholder shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege). Each Shareholder agrees to use commercially reasonable efforts to promptly notify Pinnacle and GLPI in writing of any required corrections with respect to any information supplied by such person specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

1.6 Irrevocable Proxy. Each Shareholder hereby revokes any and all prior proxies (other than this Agreement) given by such Shareholder with respect to its Subject Shares with respect to any of the Section 1.1(b) Matters and hereby irrevocably appoints Pinnacle as attorney-in-fact (with full power of substitution) and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to: (a) attend any and all GLPI Shareholders Meetings; and (b) vote or issue instructions to the record holder to vote such Subject Shares in accordance with the provisions of Section 1.1 in connection with any such GLPI Shareholders Meeting; provided, however, that (i) such Shareholder’s grant of the proxy contemplated hereby shall be effective if, and only if, such Shareholder has not delivered to the Secretary of GLPI at least ten (10) business days prior to such meeting a duly executed proxy card, previously approved by Pinnacle, voting the Subject Shares in the manner specified in Section 1.1 or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of such Shareholder’s compliance with its obligations under Section 1.1 in form and substance reasonably acceptable to Pinnacle; and (ii) such Shareholder hereby affirms that (A) the irrevocable proxy set forth in this Section 1.6, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement and as an inducement to Pinnacle to enter into the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement; and (B) this irrevocable proxy is coupled with an interest; and (C) such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable pursuant to the provisions of Title 15 (Corporations and Unincorporated Associations), Section 1759(d) of the Pennsylvania Code. Pinnacle (or its designee) agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except to the extent of any Subject Shares acquired, directly or indirectly, after the date hereof (which, for clarity, shall become Subject Shares upon that acquisition), the number of Shares owned by the Shareholders referenced above are the only Shares owned beneficially or of record by the Shareholders as of the date of this Agreement. The proxy granted by each Shareholder in this Section 1.6 shall remain valid until the earlier of (i) the time that the Parent Shareholder Approval has been obtained or (ii) the termination of this Agreement in accordance with Section 4.2, in each case immediately upon which each such proxy shall automatically terminate without any further action required by any person.

1.7 Notice of Additional Shares. Each Shareholder shall promptly (and in any event two (2) business days notify Pinnacle in writing of (a) the number of Shares, if any, as to which such Shareholder acquires record or beneficial ownership after the date hereof (which, for the avoidance of doubt, shall be Subject Shares).

1.8 Further Assurances. Each party agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party shall reasonably request and use commercially reasonable efforts to take, or cause to be taken, all reasonably necessary actions, consistent with applicable Laws and regulations, to perform, in a timely expeditious manner, their respective obligations under this Agreement.

1.9 Notices of Certain Events. Pinnacle shall promptly notify the Shareholders and the Shareholders shall promptly notify Pinnacle, in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, a material breach of any of the representations and warranties or covenants or obligations of such persons set forth in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Pinnacle as follows:

2.1 Organization. Each Shareholder (unless such Shareholder is a natural person) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

2.2 Authorization. Each Shareholder has full power, authority and legal capacity and has taken all action necessary in order to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance by each Shareholder of this Agreement and the consummation by each Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Shareholder.

2.3 Due Execution and Delivery; Binding Agreement. This Agreement has been duly executed and delivered by each Shareholder and, assuming the authorization, execution and delivery hereof by Pinnacle, constitutes a valid and binding agreement of each Shareholder enforceable against each Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by each Shareholder (unless such Shareholder is a natural person) does not and will not (i) conflict with or violate any provision of its organizational documents, (ii) result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) under any contract to which such Shareholder is a party or (ii) conflict with or violate any Law to which such Shareholder is subject, except for any of the foregoing in these clauses (ii) and (iii) that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by such Shareholder of its obligations under this Agreement.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other person is required by or with respect to each Shareholder in connection with the execution and delivery of this Agreement by each Shareholder or the performance by each Shareholder of such Shareholder’s obligations hereunder, except for (i) the filing with the SEC under the Exchange

Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (ii) for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by such Shareholder, as applicable, of its obligations under this Agreement.

2.5 Ownership of Subject Shares. As of the date hereof, such Shareholder owns its Subject Shares free and clear of any claims, liens, encumbrances and security interests other than any restrictions existing under the organizational documents of GLPI. Other than the Subject Shares held by each Shareholder (the aggregate number of which is set forth in the recitals to this Agreement), each Shareholder does not own, directly or indirectly, beneficially or of record, any warrants, calls, options to purchase or rights to subscribe for or otherwise acquire any securities of GLPI and has no interest in or voting rights with respect to any securities of GLPI. Other than proxies and restrictions in favor of Pinnacle pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, or the “blue sky” laws of the various states of the United States, and any restrictions contained in the organizational documents of GLPI, as of the date hereof such Shareholder has, and at any GLPI Shareholders Meeting, such Shareholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer of any Subject Shares), sole voting power and sole dispositive power with respect to the Section 1.1(b) Matters in respect of all of the then Subject Shares of such Shareholder.

2.7 Opportunity to Review; Reliance. Each of the Shareholders has had the opportunity to review the Merger Agreement, this Agreement and any other agreement related thereto with adequate counsel of such person’s own choosing. Each of the Shareholders understands and acknowledges that Pinnacle is entering into the Merger Agreement in reliance upon such person’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PINNACLE

Pinnacle hereby represents and warrants to the Shareholders as follows:

3.1 Organization. Pinnacle is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

3.2 Authorization. Pinnacle has full power and authority and has taken all action necessary in order to execute, deliver and, insofar as can be taken as of the date hereof, perform its obligations under this Agreement. The execution, delivery and performance by Pinnacle of this Agreement and the consummation by Pinnacle of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pinnacle.

3.3 Due Execution and Delivery; Binding Agreement. This Agreement has been duly executed and delivered by Pinnacle and, assuming the authorization, execution and delivery hereof by the Shareholders, constitutes a valid and binding agreement of Pinnacle enforceable against Pinnacle in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic mail) and shall be given (i) if to Pinnacle, in accordance with the provisions of the Merger Agreement and (ii) if to the Shareholders, to the Shareholders’ address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

4.2 Termination. Except as otherwise set forth in this Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) any Adverse Recommendation Change; (iv) the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that is or would reasonably be expected to be adverse to a Shareholder (including, without limitation, any change that increases the amount or changes the form of the consideration to the stockholders of Pinnacle); and (v) the End Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability for breach of this Agreement and (y) the provisions of this Article IV, and any provision hereof related to the enforcement of any surviving rights under this Agreement shall survive any such termination of this Agreement.

4.3 Amendments. Subject to the provisions of applicable Laws, at any time prior to the termination of this Agreement in accordance with its terms, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

4.4 Expenses. Whether or not the Merger is consummated, and subject to the express terms of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such costs or expenses.

4.5 Binding Effect; Assignment. Other than as permitted by Section 1.3(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Pinnacle may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Pinnacle, but no such assignment shall relieve Pinnacle of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Pinnacle shall cause any assignee thereof, as applicable, to perform its respective obligations under this Agreement and shall be responsible for any failure of such applicable assignee, as applicable, to comply with any representation, warranty, covenant or other provision required to be performed under this Agreement Any purported assignment in violation of this Agreement is void.

4.6 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Pinnacle or the Shareholders in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of laws provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(b) EACH OF PINNACLE AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PINNACLE OR ANY SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

4.7 Counterparts; Effectiveness. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including .PDF) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4.8 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.10 Specific Performance. The parties hereto agree that the parties would be irreparably damaged in the event of failure by a party to perform any of its obligations under this Agreement. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

4.11 Non-Recourse. Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations each Shareholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Shareholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

4.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Pinnacle any direct or indirect ownership (including beneficial ownership) or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders, and Pinnacle shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of GLPI or exercise any power or authority to direct the Shareholders in the voting or disposition of any of the Subject Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as (a) obligating the Shareholders to exercise any warrants, options, conversion of convertible securities or otherwise to acquire GLPI Common Stock; or (b) creating or forming a “group” with any other person, including Pinnacle, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law; provided that nothing in this Section 4.12 shall be deemed to relieve Pinnacle of any disclosure or other responsibility it may have pursuant to applicable Law as a result of this Agreement.

4.13 Action by Shareholder Capacity Only. Pinnacle acknowledges that the Shareholders have entered into this Agreement solely in their capacity as the record and/or beneficial owners of the Subject Shares. To the extent that any Shareholder is an officer or director of GLPI or any other person, nothing herein shall limit or affect any actions taken by such Shareholder in his capacities as officer or director, or require such Shareholder to take any action, in each case, in such Shareholder’s capacity as a director or officer, including to disclose information acquired solely in such Shareholder’s capacity as a director or officer of GLPI, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by such Shareholder in such capacity as a director or officer of GLPI shall not be deemed to constitute a breach of this Agreement.

4.14 Interpretation. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The definitions contained in this Agreement (including those incorporated from the Merger Agreement pursuant to the first paragraph of this Agreement) are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such terms.

[Signature Page Next]

IN WITNESS WHEREOF, Pinnacle Entertainment, Inc. and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey

	Name:	John A. Godfrey
	Title:	Executive Vice President,
General Counsel and Secretary

[Signature Page to Voting Agreement]

FORTRESS INVESTMENT FUND V (GLPI SISTERCO B) LP
FORTRESS INVESTMENT FUND V (GLPI SISTERCO C) LP
FORTRESS INVESTMENT FUND V (GLPI SISTERCO F) LP
FORTRESS INVESTMENT FUND V
(COINVESTMENT GLPI SISTERCO B) LP
FORTRESS INVESTMENT FUND V
(COINVESTMENT GLPI SISTERCO C) LP
FORTRESS INVESTMENT FUND V
(COINVESTMENT GLPI SISTERCO F) LP

By: Fortress Fund V GP (BCF) L.P., its general partner

By: Fortress Fund V GP (BCF) Holdings Ltd., its general partner

By:	/s/ Cameron MacDougall

Cameron MacDougall
Assistant Secretary

FORTRESS INVESTMENT FUND V (GLPI SISTERCO A) LP
FORTRESS INVESTMENT FUND V (GLPI SISTERCO D) LP
FORTRESS INVESTMENT FUND V (GLPI SISTERCO E) LP
FORTRESS INVESTMENT FUND V
(COINVESTMENT GLPI SISTERCO A) LP
FORTRESS INVESTMENT FUND V
(COINVESTMENT GLPI SISTERCO D) LP

By:	Fortress Fund V GP L.P., its general partner

By: Fortress Fund V GP Holdings Ltd., its general partner

By:	/s/ Cameron MacDougall

Cameron MacDougall
Assistant Secretary

[Voting Agreement Signature Page]